Exhibit 99.1

Contact:

Robert M. Snell, Vice President,

Chief Financial Officer

and Secretary

(713) 759-1770

Spinnaker Exploration Company Announces Production Increase Driven by Record Oil Volumes

and First Quarter Financial Results Including Record Cash Flow

HOUSTON, Texas, May 3, 2005/PRNewswire—FirstCall/—Spinnaker Exploration Company (NYSE: SKE) today reported first quarter 2005 production of 11.8 billion cubic feet of gas equivalent (“Bcfe”), up 15% from the first quarter of 2004 and 7% sequentially. The Company had record first quarter revenues of $78.3 million, increases of 31% from $59.8 million in the same period in 2004 and 12% sequentially. First quarter 2005 earnings of $11.3 million, or $0.32 per diluted share, were impacted by a $7.7 million pre-tax non-cash impairment of unproved international oil and gas properties. Excluding this impairment charge, first quarter 2005 adjusted earnings were $16.3 million, or $0.47 per diluted share, compared to first quarter 2004 earnings of $13.7 million, or $0.40 per diluted share. Cash from operations, defined as cash from operating activities before changes in operating assets and liabilities, was a first quarter record of $69.0 million, up 33% from first quarter 2004 cash from operations of $51.8 million. Excluding the impairment charge, first quarter 2005 adjusted income from operations was $25.3 million compared to first quarter 2004 income from operations of $21.6 million. See the discussion below for further explanation and reconciliation of these non-GAAP financial measures.

Total first quarter 2005 production of 11.8 Bcfe exceeded the Company’s guidance by 8% and included approximately 6.7 billion cubic feet of gas (“Bcf”), 693,000 barrels of oil and 6,668,000 gallons of natural gas liquids. Spinnaker had record oil production in the first quarter of 2005, an increase of 109% from the first quarter of 2004 and 49% on a sequential basis. The increase in oil production was primarily due to the ramp-up in production at the Company’s deepwater project at Green Canyon 338/339/382 (“Front Runner”). The Company’s net current producing capacity is approximately 140 million cubic feet of gas equivalent (“MMcfe”) per day.

The average natural gas price, before the effects of hedging activities, increased approximately 13% to $6.36 per Mcf, and the average oil price, before the effects of hedging activities, increased approximately 34% to $46.76 per barrel in the first quarter of 2005 compared to the first quarter of 2004. The total average realized equivalent price, after the effects of hedging activities, increased 17% to $6.76 per Mcfe in the first quarter of 2005 compared to the same period in 2004.

Exploration

Since March 4, 2005, Spinnaker has participated in three successful exploratory wells in four attempts. A summary of exploratory activity follows:

Well	Working Interest (WI)	Net Revenue Interest (NRI)	Operator
High Island 163 #2	70%	58%	Spinnaker
High Island 47 #A-1 ST	67%	56%	Spinnaker
Mississippi Canyon 734 #2 (Thunder Hawk)	25%	22%	Murphy

The unsuccessful well is the Tari #1 located in OPL 256 offshore Nigeria. Spinnaker owns a 12.5% contract right to OPL 256, subject to approval of various government agencies and authorities in Nigeria. The Company will participate in drilling at least two more wildcats on OPL 256, one of which should commence in the second half of 2005. Spinnaker will treat its Nigerian interest as a separate “pool” for accounting purposes and has recognized a pre-tax charge of $7.7 million ($5.0 million after-tax) related to the well.

Spinnaker has participated in 107 successful wells in 180 attempts since inception (59% gross/61% net).

Current Operations

The Company is currently involved in seven rig operations. Four are exploratory and three are completions. Four of the operations are located on the shelf and three are located in deep water. Spinnaker is operating four of the current rig operations.

Spinnaker has entered into a rig contract designed to accommodate two to three deepwater wells using the GlobalSantaFe Arctic I semi-submersible. The rig will be utilized to drill Spinnaker-owned deepwater inventory in the Gulf of Mexico.

Various activities are ongoing in several field areas in which the Company owns interests. The following summary information updates the Company’s progress on many of these projects:

Front Runner/Front Runner South/Quatrain Field Development

(Green Canyon 338/339/382)

Current gross production from the first three completions at Front Runner is approximately 30,000 barrels of oil equivalent per day (BOEPD.) Currently, risers are being run in preparation for completion of the Front Runner A-2 and A-4 wells.

Spinnaker owns a 25% WI and 22% NRI (or 25% NRI if eligible for royalty suspension) in the Front Runner project.

Eastern Gulf of Mexico

Spiderman Development (DeSoto Canyon 620/621)

The Spiderman development is progressing. Engineering and construction activities are ongoing in all phases of the development. The Company anticipates first production during 2007. It is anticipated that a third field well will commence during the next 60 days.

Spinnaker owns an 18% WI and 16% NRI (or 18% NRI if eligible for royalty suspension) in the Spiderman field.

San Jacinto Development (DeSoto Canyon 618/619)

The San Jacinto development plan has been approved. The field will be jointly developed with Spiderman via subsea tieback to the Independence Hub production facility. A third well could be drilled prior to installation of the floating production facility.

Spinnaker owns a 27% WI and 23% NRI (or 27% NRI if eligible for royalty suspension) in the San Jacinto field.

Seventeen Hands Development (Mississippi Canyon 299)

A completion rig has been mobilized to the Seventeen Hands well. The well is being completed and the subsea tree installed. The flowline and umbilical will be installed and production is expected to commence in the fourth quarter of 2005.

Spinnaker owns a 25% WI and 22% NRI in the Seventeen Hands project.

Thunder Hawk (Mississippi Canyon 734)

The MC 734 #2 well is currently drilling to explore and delineate the western portion of the discovery and to test the deeper portion of the prospective Miocene section. As previously announced, the well has encountered in excess of 500 feet of high quality Miocene pay. The second productive sand is currently being cored at 23,780 feet, after which the well will be drilled to sufficient depth for protective casing to be set. Following that operation, the well will be drilled to approximately 28,200 feet to test the deeper section. Several development options are currently being considered for the field. No reserves have yet been booked for the Thunder Hawk field.

Spinnaker owns a 25% WI and 22% NRI (or 25% NRI if eligible for royalty suspension) in the Thunder Hawk discovery.

High Island 47

The HI 47 #A-1 well was successfully sidetracked and encountered multiple productive Miocene sands. The well is currently being completed. Since the well was drilled from an existing platform, production will commence as soon as completion operations conclude. First production is expected in the second quarter of 2005.

Spinnaker owns a 67% WI and 56% NRI in the field.

High Island 163

Gas was discovered in the Miocene section in the HI 163 #2 well. The well was completed and a caisson over-driven. The well will be tied-back to a nearby host facility. First production is anticipated in the third quarter of 2005.

Spinnaker owns a 70% WI and 58% NRI in the field.

Bases Loaded Prospect (Galveston 210)

An exploratory well is currently being drilled at GA 210 #2 to test a fault block adjacent to the productive GA 210 #1 well. Flowline installation has been complicated by high soil strengths, resulting in a delay of approximately 45 days. First production is still anticipated in the second quarter of 2005.

Spinnaker operates the GA 210 #1 with a 67% WI and 56 % NRI in the block and the GA 210 #2 with a 33% WI and 28% NRI.

OCS Sale 194 and 197

Spinnaker participated in a total of 20 apparent high bids (AHB) at the combined OCS Sale 194 and 197 held in New Orleans on March 16, 2005. Nineteen of the AHB were located in the deepwater and one on the shelf. A total of six bids have been awarded, all in the deepwater. Of Spinnaker’s total AHB, 16 were in Mississippi Canyon, including six in the Thunderhorse/Thunder Hawk and Blind Faith mini-basins.

Guidance

The following table reflects the Company’s current guidance for the second quarter and full-year 2005.

	Actual Q1 2005	Guidance Q2 2005	Guidance Year 2005
Income Statement Parameters:
Avg Daily Production (MMcfe/day)	131	135	137-151
% Gas and Natural Gas Liquids	65%	63%	64%

Avg Daily Hedged Gas Volumes (Bbtus/day)—Swaps	20.0	10.0	10.8

	Actual Q1 2005	Guidance Q2 2005	Guidance Year 2005
Avg Price—Swaps	$7.76	$6.40	$7.03

Avg Daily Hedged Gas Volumes (Bbtus/day)—Collars	—	—	—
Avg Ceiling Price—Collars	—	—	—
Avg Floor Price—Collars	—	—	—

Avg Daily Hedged Oil Volumes (MBbls/day)—Swaps	1.0	1.0	1.0
Avg Price—Swaps	$42.12	$40.78	$40.34

Avg Daily Hedged Oil Volumes (MBbls/day)—Collars	3.0	3.0	3.0
Avg Ceiling Price—Collars	$44.73	$44.73	$44.73
Avg Floor Price—Collars	$38.67	$38.67	$38.67

General and Administrative (in millions)	$4.1	$4.1	$16.5
Interest Expense (in millions)	$1.4	$1.6	$6.8
Impairment of Unproved Properties (in millions)	$7.7	$0.5	$8.2
Accretion Expense (in millions)	$0.7	$1.0	$3.7
Avg Cash Income Tax Rate	0%	0%	1%
Avg Accrual Income Tax Rate	35.3%	35.3%	35.3%

Weighted Average Shares Outstanding—Diluted (in millions)	34.9	35.3	35.5

Avg LOE, Workover & Severance Taxes / Mcfe	$0.56	$0.57	$0.60
Avg DD&A / Mcfe	$3.51	$3.65	$3.65

Spending Parameters:
Shelf Wells Drilled:
Gross Wells	2	3	15
Net Wells	1.3	1.0	5.0

Deepwater Wells Drilled:
Gross Wells	1	1	9
Net Wells	0.3	0.1	2.2

Total Wells Drilled:
Gross Wells	3	4	24
Net Wells	1.6	1.1	7.2

Capital Expenditures (in millions):	$91	$115	$280
Leasehold Acquisition	$15	$19	$45

Exploration	$48	$78	$190
Development	$28	$18	$45

Guidance for the differential on gas pricing is $0.40 per Mcfe for the second quarter of 2005, which relates to basis differentials and gas processing. The differential on oil pricing is $4.25 per barrel for the second quarter of 2005, which relates to basis differentials and quality adjustments.

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of oil and gas in the U.S. Gulf of Mexico and West Africa. For further information about the Company, please visit: www.spinnakerexploration.com.

The Company’s first quarter 2005 earnings conference call will be broadcast live via the Internet on Tuesday, May 3 at 10:00 a.m. Central Daylight Time to discuss these results.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in oil and gas prices, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SPINNAKER EXPLORATION COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
REVENUES	$78,323	$59,791
EXPENSES:
Lease operating expenses	6,647	4,713
Depreciation, depletion and amortization—oil and gas properties	41,437	29,001
Depreciation and amortization—other	268	346
Impairment of unproved properties	7,743	—
Accretion expense	682	716
Gain on settlement of asset retirement obligations	(115)	(126)
General and administrative	4,082	3,498

Total expenses	60,744	38,148

INCOME FROM OPERATIONS	17,579	21,643

OTHER INCOME (EXPENSE):
Interest income	97	32
Interest expense, net	(271)	(211)
Other	—	—

Total other income (expense)	(174)	(179)

INCOME BEFORE INCOME TAXES	17,405	21,464
Income tax expense	6,144	7,727

NET INCOME	$11,261	$13,737

NET INCOME PER COMMON SHARE:
Basic	$0.33	$0.41

Diluted	$0.32	$0.40

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	33,942	33,546

Diluted	34,916	34,636

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$14,395	$21,830
Accounts receivable	50,606	48,785
Hedging assets	—	2,829
Deferred tax assets	38,727	—
Other	2,639	3,467

Total current assets	106,367	76,911
Property and equipment	1,694,125	1,602,752
Less—Accumulated depreciation, depletion and amortization	(591,063)	(541,615)

Total property and equipment	1,103,062	1,061,137
Other assets	4,637	12,883

Total assets	$1,214,066	$1,150,931

Liabilities and Equity
Current liabilities:
Accounts payable	$26,631	$34,692
Accrued liabilities and other	57,415	47,264
Hedging liabilities	17,571	1,628
Asset retirement obligations, current portion	8,115	6,841

Total current liabilities	109,732	90,425
Long-term debt	105,000	105,000
Asset retirement obligations	37,476	33,644
Deferred income taxes	146,801	107,776
Equity	815,057	814,086

Total liabilities and equity	$1,214,066	$1,150,931

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$11,261	$13,737
Effects of non-cash operating activities	57,766	38,067
Change in operating assets and liabilities	(6,532)	(4,337)

Net cash provided by operating activities	62,495	47,467
Cash flows from investing activities:
Oil and gas properties	(70,212)	(83,476)
Purchases of other property and equipment	(315)	(776)

Net cash used in investing activities	(70,527)	(84,252)
Cash flows from financing activities:
Proceeds from borrowings	—	25,000
Debt issue costs	—	(39)
Proceeds from exercise of stock options	597	4,041

Net cash provided by financing activities	597	29,002

Net increase (decrease) in cash and cash equivalents	(7,435)	(7,783)
Cash and cash equivalents, beginning of year	21,830	15,315

Cash and cash equivalents, end of period	$14,395	$7,532

SPINNAKER EXPLORATION COMPANY

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2005	2004	2004
Production:
Natural gas (MMcf)	6,702	7,816	7,207
Oil and condensate (MBbls)	693	332	464
Natural gas liquids (thousands of gallons)	6,668	3,412	7,282
Total (MMcfe)	11,811	10,295	11,031
Average daily production:
Natural gas (MMcf)	75	86	78
Oil and condensate (MBbls)	7.7	3.6	5.0
Natural gas liquids (thousands of gallons)	74	37	79
Total (MMcfe)	131	113	120
Revenues:
Natural gas	$42,617	$44,198	$47,527
Oil and condensate	32,391	11,547	20,902
Natural gas liquids	4,282	2,024	5,011
Net hedging income (loss)	593	1,739	(3,349)
Other	(1,560)	283	(9)

Total	$78,323	$59,791	$70,082
Natural gas revenues from production (per Mcf)	$6.36	$5.65	$6.60
Effects of hedging activities (per Mcf)	0.40	0.22	(0.38)

Average realized price (per Mcf)	$6.76	$5.87	$6.22
Oil and condensate revenues from production (per Bbl)	$46.76	$34.79	$45.05
Effects of hedging activities (per Bbl)	(3.03)	—	(1.27)

Average realized price (per Bbl)	$43.73	$34.79	$43.78
Natural gas liquids from production (per gallon) (per Bbl)	$0.64	$0.59	$0.69
Effects of hedging activities (per gallon)	—	—	—

Average realized price (per gallon)	$0.64	$0.59	$0.69
Total revenues from production (per Mcfe)	$6.71	$5.61	$6.66
Effects of hedging activities (per Mcfe)	0.05	0.17	(0.31)

Total average realized price (per Mcfe)	$6.76	$5.78	$6.35
Expenses (per Mcfe):
Lease operating expenses	$0.56	$0.46	$0.61
Depreciation, depletion and amortization—natural gas and oil properties	$3.51	$2.82	$3.43

Non-GAAP Financial Measures

Adjusted Earnings and Adjusted Income from Operations

Adjusted earnings and adjusted income from operations, which are non-GAAP financial measures, exclude certain items that management believes affect the comparability of operating results. In this release, the Company is disclosing adjusted earnings as a useful adjunct to GAAP net income and adjusted income from operations as a useful adjunct to income from operations because of the following:

•	Management is using adjusted earnings and adjusted income from operations to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

•	Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings and GAAP income from operations to adjusted income from operations (in thousands, except per share amounts):

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Net income	$11,261	$13,737
Adjustment, net of tax:
Impairment of unproved properties	5,010	—

Adjusted earnings	16,271	13,737

Adjusted earnings per share—diluted	$0.47	$0.40

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Income from operations	$17,579	$21,643
Adjustment:
Impairment of unproved properties	7,743	—

Adjusted income from operations	$25,322	$21,643

Cash from Operations

Cash from operations is a non-GAAP financial measure and is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by GAAP. Management believes cash from operations is a better liquidity indicator for oil and gas producers because the adjustments made to net cash provided by operating activities for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control and results in attributing cash flow to operations of the period that provided the cash flow.

Management uses cash from operations not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies. The following reconciles net cash provided by operating activities, the GAAP cash flow measure, to cash from operations (in thousands):

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Net cash provided by operating activities	$62,495	$47,467
Changes in operating assets and liabilities	6,532	4,337

Cash from operations	$69,027	$51,804